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Exhibit 5.1

Consent of PricewaterhouseCoopers LLP

We hereby consent to the incorporation by reference in the Registration Statement on Form F-9 (the "Registration Statement") of Suncor Energy Inc. (the "Corporation") of our report dated March 1, 2006 to the shareholders of the Corporation on the following financial statements:

  (i)
  the consolidated balance sheets of the Corporation as at December 31, 2005 and 2004; and

  (ii)
  the consolidated statements of earnings, cash flows and changes in shareholders' equity for each of the years in the three year period ended December 31, 2005.

We also consent to the reference to us under the heading "Interest of Experts" in such Regitration Statement.

Yours very truly,

Chartered Accountants
Calgary, Alberta
February 20, 2007

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Consent of PricewaterhouseCoopers LLP